Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

February 8, 2024

Board of Directors
National Rural Utilities Cooperative Finance Corporation
20701 Cooperative Way

Dulles, VA 20166-6691

To the addressee referred to above:

We are acting as counsel to National Rural Utilities Cooperative Finance Corporation, a District of Columbia cooperative association (the “Company”), in connection with its Registration Statement on Form S-3 (No. 333-275151) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of $100,000,000 aggregate principal amount of 7.125% Fixed-to-Fixed Reset Rate Subordinated Notes due 2053 (Subordinated Deferrable Interest Notes) (the “Securities”) of the Company pursuant to the terms of the Underwriting Agreement, dated as of February 1, 2024 (the “Agreement”), between the Company and Mizuho Securities USA LLC. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs and conformed copies provided through the EDGAR System of the Commission). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) the District of Columbia General Cooperative Association Act of 2010 (the “Cooperative Association Act”) and (ii) the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules, regulations or decisional law (and in particular, we express no opinion as to any effect that such other statutes, rules, regulations or decisional law may have on the opinions expressed herein). As used herein, the term “Cooperative Association Act” includes the statutory provisions contained therein, all applicable provisions of the District of Columbia Home Rule Act and reported judicial decisions interpreting these laws.

Hogan Lovells US LLP is a limited liability partnership registered in the state of Delaware. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Philadelphia Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Riyadh Shanghai FTZ Ulaanbaatar. Business Service Centers: Johannesburg Louisville. Legal Services Center: Berlin. For more information see www.hoganlovells.com

For the purposes of this opinion letter, we have assumed that (i) U.S. Bank Trust Company, National Association, as successor trustee (the “Trustee”), has all requisite power and authority under all applicable law and governing documents to execute, deliver and perform its obligations under the Indenture dated as of October 15, 1996 (the “Indenture”) between the Company and the Trustee and has complied with all legal requirements pertaining to its status as such status relates to the Trustee’s right to enforce the Indenture against the Company, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms, (v) there has been no mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution or delivery of the Indenture, and the conduct of the Trustee has complied with any requirements of good faith, fair dealing and conscionability, (vi) at the time of offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Act and no stop order suspending its effectiveness will have been issued and remain in effect, (vii) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties (and no act or omission of any party) that would, in any such case, define, supplement or qualify the terms of the Indenture, (viii) no event of default by the Company under the Indenture has occurred and is continuing, (ix) the Indenture has not been amended, restated, modified or supplemented, except by the establishment, in officers’ certificates and in accordance with the terms of the Indenture, of the terms of series of subordinated notes prior to the date hereof, or terminated, and no rights under the Indenture have been waived by any action or inaction of any party thereto since the date of execution and delivery of the Indenture and (x) the representations and statements of fact set forth in the Indenture continue to be true and correct as of the date hereof. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

Based upon, subject to and limited by the foregoing, we are of the opinion that, following (i) receipt by the Company of the consideration for the Securities specified in applicable resolutions of the Board of Directors of the Company and (ii) the due execution, authentication, issuance and delivery of the Securities pursuant to the terms of the Indenture and the Agreement, the Securities will constitute valid and binding obligations of the Company.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this opinion letter.

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinion expressed above is also subject to the effect of: (a) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights and remedies (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances and fraudulent, preferential or voidable transfers), and (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law), including, without limitation, principles limiting the availability of specific performance and injunctive relief.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement, each of which constitutes a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP